Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,100,000 shares of common stock under the 1996 Stock Option Plan of Cellular Technical Services Company, Inc. of our report dated March 1, 1996, except Note J, as to which the date is March 18, 1996, with respect to the financial statements and schedules of Cellular Technical Services Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Seattle, Washington
July 5, 1996